Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VOYA FINANCIAL, INC.

Reflecting amendments through April 7, 2014

[This document represents the Amended and Restated Certificate of Incorporation of Voya Financial, Inc. in compiled form, incorporating all amendments. This compiled document has not been filed with the Delaware Secretary of State.]

Pursuant to Section 103 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned, Bridget M. Healy, Executive Vice President and Chief Legal Officer of Voya Financial, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Voya Financial, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 7, 1999.

2. This Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the Corporation’s Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

FIRST. The name of the Corporation is Voya Financial, Inc.

[NOTE: Article FIRST was amended on April 7, 2014 as evidenced by the “Certificate of Ownership and Merger Merging Voya Financial, Inc. With and Into ING U.S., Inc.” filed by the Corporation with the Delaware Secretary of State on April 3, 2014.]

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000,000,000, of which 900,000,000 shares, par value $0.01 per share, shall be designated as Common Stock and 100,000,000 shares, par value $0.01 per share, shall be designated as Preferred Stock.

When the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware becomes effective in accordance with the DGCL (the “Effective Time”), each share of common stock, par value, $0.01 per share, of the Corporation (“Old Common Stock”), outstanding immediately prior to the Effective Time shall automatically be converted into 2295.248835 shares of Common Stock (with the aggregate number of shares of Common Stock into which the shares of Old Common Stock are converted rounded to the nearest whole number). From and after the Effective Time, certificates that previously represented shares of Old Common Stock shall, until the same are presented for exchange, represent the number of shares of Common Stock into which such shares of Old Common Stock were converted pursuant hereto.

Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate, if any, (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends, if any, on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) whether dividends, if any, shall be paid in cash, in kind or otherwise;

(f) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(g) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(h) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(i) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock or other securities of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(j) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(k) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or pursuant to the DGCL.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of DGCL or any corresponding provision hereafter enacted.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

FIFTH. Special meetings of stockholders of the Corporation may be called at any time by, but only by, the Board of Directors or, if and to the extent set forth in the by-laws of the Corporation, by one or more directors of the Corporation. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

SIXTH. The Board of Directors of the Corporation is authorized to adopt, amend or repeal the by-laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of not less than two thirds of the outstanding shares entitled to vote on such matter, with all shares of Common Stock of the Corporation and other stock of the Corporation entitled to vote on such matter considered for this purpose as a single class. Any vote of stockholders required by this Article SIXTH shall be in addition to any other vote of stockholders that may be required by law, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

EIGHTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation, provided that, until such time as ING Group first ceases to beneficially own at least twenty percent of the outstanding shares of Common Stock of the Corporation, the number of directors shall not be fewer than seven or greater than nine.

For purposes of this Article EIGHTH:

“ING Group” shall mean ING Groep N.V., a Netherlands public limited liability company, together with all corporations, partnerships, joint ventures, limited liability companies, associations and other entities of which ING Groep N.V. has the ownership, directly or indirectly, of more than fifty percent of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing, but shall not include the Corporation or any Corporation Subsidiaries; and

“Corporation Subsidiaries” shall mean all corporations, partnerships, joint ventures, limited liability companies, associations and other entities of which the Corporation has the ownership, directly or indirectly, of more than fifty percent of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing.

NINTH. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

TENTH. Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation may be taken only upon the vote of stockholders at annual or special meeting duly called and may not be taken by written consent of the stockholders, provided, however that this Article TENTH shall not become effective until the first such time that ING Group ceases to beneficially own at least fifty percent of the outstanding shares of Common Stock of the Corporation.

For purposes of this Article TENTH:

“ING Group” shall have the meaning set forth in Article EIGHTH.

ELEVENTH. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may hereafter be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

TWELFTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TWELFTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

THIRTEENTH. It is recognized that (a) certain directors of the Corporation (the “Group Directors”) have served and may serve as directors, officers, employees and agents of ING Group, (b) the Corporation and its subsidiaries, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by ING Group and other business activities that overlap with or compete with those in which ING Group may engage, (c) the Corporation may have an interest in the same areas of business opportunity as ING Group, (d) the Corporation will derive substantial benefits from the service as directors of the Corporation of Group Directors, and (e) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Group Directors, be determined and delineated as provided in this Article THIRTEENTH in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein. The provisions of this Article THIRTEENTH will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its directors who are Group Directors in connection with any Potential Business Opportunities and in connection with any agreements and transactions referred to herein. Any person purchasing or otherwise acquiring any shares of Common Stock or Preferred Stock, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article THIRTEENTH. References in this Article

THIRTEENTH to “directors,” “officers,” “employees” and “agents” of any person will be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any other entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

If a director of the Corporation who is a Group Director is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation, in which the Corporation could, but for the provisions of this Article THIRTEENTH, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”): (i) such Group Director will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to ING Group and, if such Group Director refers such Potential Business Opportunity to ING Group, such Group Director shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto); (ii) if such Group Director refers a Potential Business Opportunity to ING Group, such Group Director, to the fullest extent permitted by law, will not be liable to the Corporation as a director, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to ING Group, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto; (iii) ING Group may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to ING Group by a Group Director; and (iv) if a director who is a Group Director refers a Potential Business Opportunity to ING Group, then, as between the Corporation, on the one hand, and ING Group, on the other hand, the Corporation shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Group Director having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii), (iii) or (iv), such Potential Business Opportunity satisfies all of the following conditions (any Potential Business Opportunity that satisfies all of such conditions, a “Restricted Potential Business Opportunity”):

(a) such Potential Business Opportunity was expressly presented or offered in writing to the Group Director solely in his or her capacity as a director of the Corporation and for the benefit of the Corporation;

(b) the Group Director believed that the Corporation possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity; and

(c) substantially all of such opportunity, at the time it is presented to the Group Director, is, and is expected to remain, an “ING U.S. Opportunity” provided, that the Corporation is directly engaged in that business at the time the Potential Business Opportunity is presented or offered to the Group Director.

For purposes hereof, an “ING U.S. Opportunity” shall mean an opportunity relating to the retirement solutions, investment management and insurance solutions businesses actively engaged in by the Corporation in the United States as of April 30, 2013. The Corporation hereby renounces, on behalf of itself and its subsidiaries, to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event the Corporation’s Board of Directors declines to pursue a Restricted Potential Business Opportunity, Group Directors shall be free to refer such Restricted Potential Business Opportunity to ING Group.

No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation, on the one hand, and ING Group, on the other hand, before the Corporation ceased to be an indirect, wholly owned subsidiary of ING Group shall be void or voidable or be considered unfair to the Corporation or any of its subsidiaries solely because ING Group is a party thereto, or because any directors, officers or employees of ING Group were present at or participated in any meeting of the Board of Directors, or a committee thereof that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may from time to time enter into and perform one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with ING Group. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, or by ING Group, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any stockholder of the Corporation) by any director of the Corporation who is a Group Director. To the fullest extent permitted by law, no director of the Corporation who is a Group Director thereof shall have or be under any fiduciary duty to the Corporation (or to any stockholder of the Corporation) to refrain from acting on behalf of the Corporation or ING Group in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director of the Corporation who is a Group Director shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and shall be deemed not to have breached his or her duties of loyalty to the Corporation or any of its stockholders, and not to have derived an improper personal benefit therefrom.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article THIRTEENTH will have any effect upon (a) any agreement between the Corporation and ING Group, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Corporation and ING Group, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation and ING Group before the Amendment Time, or (d) any duty or obligation owed by any director of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director was offered, or of which such director otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

For purposes of this Article THIRTEENTH:

“Corporation” shall mean the Corporation and all Corporation Subsidiaries;

“Corporation Subsidiaries” shall have the meaning set forth in Article EIGHTH; and

“ING Group” shall have the meaning set forth in Article EIGHTH.

FOURTEENTH. No contract or transaction between the Corporation and ING Group shall be void or voidable solely for this reason, or solely because a director or officer of ING Group is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

(a) The material facts as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Directors of the Corporation who are also directors or officers of ING Group may be counted in the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. Shares of Common Stock owned by ING Group may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract or transaction.

For purposes of this Article FOURTEENTH:

“Corporation” shall mean the Corporation and all Corporation Subsidiaries;

“Corporation Subsidiaries” shall have the meaning set forth in Article EIGHTH; and

“ING Group” shall have the meaning set forth in Article EIGHTH.

FIFTEENTH. OWNERSHIP LIMIT

Section 1. Definitions. As used in this Article FIFTEENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382–2T shall include any successor provisions):

“Agent” has the meaning set forth in Section 5 of this Article FIFTEENTH.

“Board of Directors” or “Board” means the Board of Directors of the Corporation, including any duly authorized committee thereof.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such Person directly owns, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

“Close of Business” on any given date shall mean 5:00 p.m., New York City time on such date, or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute.

“Common Stock” shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation and shares of capital stock of the Corporation issued in exchange or substitution for such Common Stock.

“Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) and Treas. Reg. § 1.382–4(d)(9)) to purchase Securities of the Corporation and (iii) any Stock.

“Excess Securities” has the meaning given such term in Section 4(a) of this Article FIFTEENTH;

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expiration Date” means the earliest of (i) the date of the occurrence of an Ownership Change resulting from the sale of Stock by ING Group; (ii) the date upon which the Board of Directors receives, at the Board’s request, a report from the Corporation’s advisors to the effect that due to the repeal of Section 382 of the Code, or any other change in law, this Article FIFTEENTH is no longer necessary for the preservation of Tax Benefits; (iii) the first day of any taxable year of the Corporation with respect to which the Board of Directors receives, at the Board’s request, a report from the Corporation’s advisors to the effect that no Tax Benefits may be carried forward; or (iv) such date as the Board of Directors determines for the restrictions set forth in Section 2 of this Article FIFTEENTH to terminate. In the case of a termination of this Article FIFTEENTH, the Board shall cause the prompt public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.

“Five Percent Transaction” has the meaning set forth in Section 2(a) of this Article FIFTEENTH.

“Five Percent Stockholder” means a Person with a Beneficial Ownership of 4.99% or more of (i) the Common Stock then outstanding or (ii) any class of Stock (other than Common Stock) then outstanding.

“ING Group” has the meaning set forth in Article EIGHTH.

“ING Group Warrants” means the warrants to purchase Common Stock initially issued to ING Group upon the consummation of the Corporation’s initial public offering of Common Stock.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any Trading Day shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the NYSE or, if the securities are not listed on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NYSE or NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such Trading Day the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such Trading Day the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair market value per share of such securities on such Trading Day as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

“Ownership Change” shall mean a 50 percentage point increase in the percentage of the Beneficial Ownership of the Corporation Securities held by a Five Percent Stockholder on a cumulative basis in any three-year period, as such concept is interpreted under Section 382(g) of the Code.

“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382 3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FIFTEENTH.

“Proposed Transaction” has the meaning set forth in Section 3(b) of this Article FIFTEENTH.

“Purported Transferee” has the meaning set forth in Section 4(a) of this Article FIFTEENTH.

“Request” has the meaning set forth in Section 3(b) of this Article FIFTEENTH.

“Requesting Person” has the meaning set forth in Section 3(b) of this Article FIFTEENTH.

“Securities” and “Security” each has the meaning set forth in Section 7 of this Article FIFTEENTH.

“Security Entitlement” has the meaning set forth in Section 8–102(17) of the Delaware Uniform Commercial Code, as amended from time to time.

“Stock” means any interest or Security Entitlement that would be treated as “stock” of the Corporation pursuant to Treas. Reg. § 1.382–2(a)(3) or Treas. Reg. § 1.382–2T(f)(18).

“Subsidiary” or “Subsidiaries” of any specified Person means any Corporation or other entity a majority of the voting power of the equity securities or a majority of the equity or membership interest is owned, directly or indirectly, by such Person.

“Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries as of December 31, 2012, within the meaning of Section 382 of the Code.

“Trading Day,” when used with respect to any securities, means a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a day on which the principal automated quotation system that reports trading in such securities is open for transaction of business or, if such securities are not listed on a national securities exchange or quoted on an automated quotation system, a Business Day.

“Transfer” means any direct, indirect or deemed sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Beneficial Ownership of any Person. A Transfer shall also include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) or Treas. Reg. § 1.382–4(d)(9)) and the issuance by the Corporation of Stock upon the exercise of an option or warrant. For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Corporation or (ii) the issuance or grant of Stock by the Corporation (except for stock issued upon the exercise of any warrant issued by the Corporation).

“Transferee” means, with respect to any Transfer, any Person to whom Corporation Securities are, or are proposed to be, Transferred.

“Transferor” means, with respect to any Transfer, any Person by or from whom Corporation Securities are, or are proposed to be, Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 2. Transfer and Ownership Restrictions.

(a) In order to preserve the Corporation’s ability to use the Tax Benefits to offset income, until the Expiration Date no Person other than the Corporation shall, except as provided in Section 3(a) below, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Corporation Securities to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase (any such Transfer, a “Five Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article FIFTEENTH.

Section 3. Exceptions; Waiver of Transfer and Ownership Restrictions.

(a) Any Transfer of Corporation Securities that would otherwise be prohibited and/or void under this Article FIFTEENTH shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Section 3(b) or 3(c) of this Article FIFTEENTH (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Corporation Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock, (iii) such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Corporation or a Subsidiary of the Corporation (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or of any Subsidiary of the Corporation), (iv) such Transfer is a Transfer by a member of the ING Group (including Transfers made indirectly through any underwriter, dealer or initial purchaser), or (v) such Transfer consists of the issuance of Stock by the Corporation upon the exercise of any ING Group Warrants.

(b) The restrictions contained in this Article FIFTEENTH are for the purposes of reducing the risk that any Ownership Change or any other ownership change for purposes of Section 382 with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. The restrictions set forth in Section 2(a) of this Article FIFTEENTH shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 3(b). A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s principal executive office. Such Request shall be deemed to have been made when actually received by the Corporation. A Request shall include: (i) the name and address and telephone number of the Requesting Person; (ii) the number and percentage of Corporation Securities then Beneficially Owned by the Requesting Person and (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Five Percent Transaction and the proposed tax treatment thereof. The Board of Directors shall, in good faith, endeavor to respond to a Request within twenty (20) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Corporation or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at the Board’s request, a report from the Corporation’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Corporation or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Corporation. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Corporation shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Corporation and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this Section 3(b) of any proposed Transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by Five Percent Stockholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code. For the avoidance of doubt, for purposes of the foregoing sentence, all Transfers shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such Transfer.

(c) In addition to Section 3(b), the Board of Directors may determine that the restrictions set forth in Section 2(a) of this Article FIFTEENTH shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this Article FIFTEENTH, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(d) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation.

Section 4. Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited

Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights thereunder, including rights of stockholders of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article FIFTEENTH or until an approval is obtained under Section 3 of this Article FIFTEENTH. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this Article FIFTEENTH shall also be a Prohibited Transfer.

(b) The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article FIFTEENTH, including, without limitation, authorizing, in accordance with Section 9 of this Article FIFTEENTH, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Stock and other evidence that a Transfer will not be prohibited by this Article FIFTEENTH as a condition to registering any Transfer.

Section 5. Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, or, in the case of uncertificated Stock, shall automatically be deemed to be transferred to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article FIFTEENTH if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).

Section 6. Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 7. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase, the application of Section 5 and Section 6 of this Article FIFTEENTH shall be modified as described in this Section 7. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this Article FIFTEENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article FIFTEENTH, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 4 of this Article FIFTEENTH to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this Article FIFTEENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8. Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article FIFTEENTH (whether or not made within the time specified in Section 5 of this Article FIFTEENTH), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article FIFTEENTH being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article FIFTEENTH to constitute a waiver or loss of any right of the Corporation under this Article FIFTEENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article FIFTEENTH.

Section 9. Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Corporation may reasonably request from time to time in order to determine compliance with this Article FIFTEENTH or the status of the Tax Benefits of the Corporation.

Section 10. Legends. The Board of Directors may require that the registration of the Stock on the stock transfer books of the Corporation, or any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article FIFTEENTH bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FIFTEENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ING U.S, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.”

The Board of Directors may also require that any certificates or other evidence of ownership issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this Article FIFTEENTH also bear a conspicuous legend referencing the applicable restrictions.

The Corporation shall have the power to make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article FIFTEENTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

Section 11. Authority of Board of Directors.

(a) All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this Article FIFTEENTH.

(b) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article FIFTEENTH, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Beneficial Ownership in the Corporation of any Five Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or Market Price) due to a Purported Transferee pursuant to Section 6 of this Article FIFTEENTH, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article FIFTEENTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article FIFTEENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article FIFTEENTH.

(c) Nothing contained in this Article FIFTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the definition of Beneficial Ownership in the Corporation, Five Percent Stockholder or the Persons covered by this Article FIFTEENTH, (ii) modify the definitions of any other terms set forth in this Article FIFTEENTH or (iii) modify the terms of this Article FIFTEENTH as appropriate, in each case, in order to prevent an Ownership Change or any other ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Corporation’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances. In the case of an ambiguity in the application of any of the provisions of this Article FIFTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article FIFTEENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article FIFTEENTH. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other Persons for all other purposes of this Article FIFTEENTH. The Board of Directors may delegate all or any portion of its duties and powers under this Article FIFTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation.

Section 12. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller or other executive officers of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article FIFTEENTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities Beneficially Owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 13. Benefits of This Article FIFTEENTH. Nothing in this Article FIFTEENTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article FIFTEENTH. This Article FIFTEENTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 14. Severability. The purpose of this Article FIFTEENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article FIFTEENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FIFTEENTH.

Section 15. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article FIFTEENTH, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

Section 16. Limitation of Liability. To the maximum extent permitted by Delaware law, no director of the Corporation shall be liable for any breach of any duty under this Article FIFTEENTH, it being understood that no director shall be responsible to the Corporation, any stockholder or any other Person for any action taken or omitted to be taken under this Article FIFTEENTH. In particular, without creating any liability to any Person, the Board may distinguish between stockholders in connection with any Request under this Article FIFTEENTH.

SIXTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

3. This Amended and Restated Certificate of Incorporation has been duly adopted by both the Corporation’s board of directors and its stockholders in accordance with the provisions of Sections 242 and 245 of the DGCL.

4. This Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation this eleventh day of April, 2013.

/s/ Bridget M. Healy
Bridget M. Healy
Executive Vice President & Chief Legal Officer